UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549 _____________________________

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
________________

Date of Report (Date of earliest event reported): December 7, 2005

Alpharma Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-8593 (Commission File Number)	22-2095212 (IRS Employer Identification No.)

One Executive Drive, Fort Lee, New Jersey 07024 (Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code (201) 947-7774

________________________ Not Applicable ______________________ (Former name or former address, if changed since last report)

Item 1.01. Entry Into A Material Definitive Agreement

On December 7, 2005, Alpharma ApS, a wholly-owned, indirect subsidiary of Alpharma Inc. (the "Registrant") entered into a Multicurrency Revolving Credit Facility Agreement (the "Agreement") with DnB NOR Bank ASA (the "Bank"), as Lender and Agent. The Agreement provides for the Bank to make up to $95 million (USD) of revolving loans (the "Loans") to Alpharma ApS until one month prior to December 7, 2008, the date on which the Loans must be paid in full. Notwithstanding the forgoing, the Loans must be paid in full upon the closing of the sale of the Registrant's generic drug business pursuant to the Stock and Asset Purchase Agreement, dated October 17, 2005, by and among the Registrant, the other sellers named therein and Actavis Group hf. (the "Generics Sale"). If the Generics Sale does not close on or before April 16, 2006, Alpharma ApS must reduce the outstanding balance of the Loan to $75 million (USD), and (ii) the Loans must be secured by (a) a pledge by Alpharma ApS of all shares in its major subsidiaries and a security interest in certain of its plants and machinery, (b) a security interest in certain plants, machinery, inventory, and accounts receivable of Alpharma AS, an indirect Norwegian subsidiary of the Registrant, and (c) a security interest in all of the assets of Norgesplaster AS, also an indirect Norwegian subsidiary of the Registrant. The Registrant has guaranteed all of Alpharma ApS' obligations under the Agreement. A copy of the Agreement is attached as Exhibit 10.1 to this Report.

The foregoing description of the Agreement does not purport to be complete, and is qualified in its entirety by reference to the Agreement itself, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits

(c) Exhibit (numbered in accordance with Item 601 of Regulation S-K)

10.1 Multicurrency Revolving Credit Facility Agreement, dated December 7, 2005, between Alpharma ApS, DnB NOR Bank ASA, as Lender, and DnB NOR Bank ASA, as Agent.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALPHARMA INC.
By: /s/ Robert F. Wrobel
Robert F. Wrobel Executive Vice President and Chief Legal Officer

Date: December 13, 2005

EXHIBIT INDEX

10.1 Multicurrency Revolving Credit Facility Agreement, dated December 7, 2005, between Alpharma ApS, DnB NOR Bank ASA, as Lender, and DnB NOR Bank ASA, as Agent.